Exhibit 99.1


FOR:                       MEDIX RESOURCES, INC.

CONTACT:                   John R. Prufeta, President and CEO
                           (212) 697-2509
                           (212) 681-9817 (fax)
                           jprufeta@cymedix.com

KCSA INVESTOR              Sarah Shepard / Elena Bonaiuto
CONTACTS:                  (212) 896-1236 / (212) 896-1233
                           (212) 697-0910 (fax)
                           sshepard@kcsa.com / ebonaiuto@kcsa.com

KCSA MEDIA                 Jessica Gates / Kevin Rini
CONTACTS:                  (212) 896-1229 / (212) 896-1292
                           jgates@kcsa.com / krini@kcsa.com


              Medix Resources Announces Key Organizational Changes

             Gary L. Smith to Join Medix as Chief Financial Officer
                                     ------

     NEW YORK, December xx, 2000 - Medix Resources, Inc. (AMEX: MXR) today announced several organization changes that will further strengthen and position the Company for rapid expansion of its customer base.

     Structurally, the Company has committed to a strong, regional focus for disciplined market development. As part of implementing that strategy, account management and physician deployment has been transferred from the Cymedix Lynx subsidiary to the Medix parent, reporting to Corporate Operations and Development. Cymedix Lynx will continue to manage software and technology development and maintenance, product distribution support, and the Automated Design Concepts Web Development product line. John Prufeta, President and CEO of Medix Resources, stated "As the iHealth industry continues to evolve, we believe that intense, high-level focus on the technology development, sales, account management, and physician deployment disciplines are essential components to achieving our market objectives."

     Mr. David Pfeil will continue in his roles as Executive Vice President and Chief Technology Officer of Medix Resources as well as President and Chief Operating Officer of technology development subsidiary Cymedix Lynx. As a result of the corporate organizational changes and related concerns expressed by Mr. Pfeil, the Company and Mr. Pfeil have agreed to amend the terms of his employment agreement. The amendment provides both Mr. Pfeil and the Company with flexibility regarding his future relationship with the Company. Medix will file the employment contract amendment with a Form 8K with the SEC.

     Key Addition to Management. The Company has established a new CFO position and is pleased to announce that Mr. Gary L. Smith will join the Company as Executive Vice President and Chief Financial Officer. Mr. Smith, who is 46 years old, joins Medix from Provident Group, a financial advisory firm serving companies operating in emerging market countries, where he was a principal. Previously, Mr. Smith was an executive of American Express Bank, the international banking arm of the financial services conglomerate American
Express Corporation (NYSE: AXP), where he held various senior financial positions. He holds a BS degree in Economics from the Wharton School and an MS in Accounting and Finance from the London School of Economics.

     "I am delighted to welcome Gary to the Medix management team," commented Mr. Prufeta. "His background, proven skills and management attributes will be a decided and important asset to our Company, both immediately and over the long term. His addition, in tandem with our new regional strategy and focused assignments, provides Medix with the strong, disciplined platform to win in the high-energy arena of Internet healthcare services."

     Mr. Smith stated, " I am extremely excited to have the opportunity to help Medix achieve its mission of building collaborative, connectivity services for physicians and payors. In today's economy, there is no more dynamic market sector than combining healthcare delivery and finance with advanced technologies to achieve demonstrable cost savings and provide a higher standard of quality care."

About Medix Resources, Inc.

     Medix Resources, Inc. through its wholly owned subsidiary Cymedix Lynx Corporation is the developer and provider of the Cymedix.com(R) suite of fully-secure, patented Internet based software products, that will allow instantaneous communication of high value added healthcare information among doctor offices, hospitals, health management organizations and insurance companies. Additional information about Medix Resources and its products and services can be found by visiting its Web sites, www.medixresources.com and www.cymedix.com, or by calling (800) 326-8773.

                                      # # #

Information in this press release contains forward-looking statements that involve risks and uncertainties that might adversely affect the Company's operating results in the future to a material degree. Such risks and uncertainties include, without limitation, the ability of the Company to raise capital to finance the development of its software products, the effectiveness and the marketability of those products, the ability of the Company to protect its proprietary information, and the establishment of an efficient corporate operating structure as the Company grows. These and other risks and uncertainties are presented in detail in the Company's Form 10-KSB for 1999,and its Form 10-QSB for the third quarter of 2000, which were filed with the Securities and Exchange Commission on March 30, 2000, and November 14, 2000, respectively. This information is available from the SEC or the Company.

           This press release and prior releases are available on the KCSA Public Relations Worldwide Web site at www.kcsa.com